FILED PURSUANT TO RULE 433

File No. 333-255302

CITIGROUP INC.

$2,500,000,000

4.910% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2033

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	A3 / BBB+ / A (Stable Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	May 17, 2022

Settlement Date:	May 24, 2022 (T+5 days)

Maturity:	May 24, 2033

Par Amount:	$2,500,000,000

Treasury Benchmark:	2.875% due May 15, 2032

Treasury Price:	$99-08+

Treasury Yield:	2.960%

Re-offer Spread to Benchmark:	T10+195 bp

Re-offer Yield:	4.910%

Fixed Rate Coupon & Payment Dates:

4.910% per annum, payable semiannually in arrears on each May 24 and November 24, beginning on November 24, 2022, from, and including, the Settlement Date to, but excluding, May 24, 2032 (the “fixed rate period”).

Following business day convention during the fixed rate period. Business days during fixed rate period New York.

Floating Rate Coupon & Payment Dates:

From, and including, May 24, 2032 (the “floating rate period”), an annual floating rate equal to SOFR (as defined in the Issuer’s base prospectus dated May 11, 2021 (the “Prospectus”) and compounding daily over each interest period as described in the Prospectus) plus 2.086%, payable quarterly in arrears, on the second business day following each interest period end date, beginning on August 26, 2032 and ending at Maturity or any earlier redemption date. An “interest period end date” means the 24th of each February, May, August and November, beginning on August 24th, 2032 and ending at Maturity or any earlier redemption date.

Modified following business day convention during the floating rate period. Business days during floating rate period New York and U.S. Government Securities Business (as defined in the Prospectus).

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$ 2,489,375,000 (before expenses)

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

CITIGROUP INC.

$2,500,000,000

4.910% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2033

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after November 24, 2022 (or if additional notes are issued after May 24, 2022, beginning six months after the issue date of such additional notes) and prior to May 24, 2032 at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Prospectus), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus) will equal the Treasury Yield defined therein calculated to May 24, 2032, plus 0.300%.

We may redeem the notes, at our option, (i) in whole, but not in part, on May 24, 2032, or (ii) in whole at any time or in part from time to time, on or after April 24, 2033 at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Rate Cut-Off Date:	The second U.S. Government Securities Business Day prior to a redemption date and Maturity.

Redemption for Tax Purposes:

We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

SOFR for each calendar day from, and including, the Rate Cut-Off Date to, but excluding, the redemption date will equal SOFR in respect of the Rate Cut-Off Date.

Sinking Fund:	Not applicable

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967 NU1

ISIN:	US172967NU15

Sole Book Manager:	Citigroup Global Markets Inc.

CITIGROUP INC.

$2,500,000,000

4.910% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2033

Senior Co-Managers:

Bank of China Limited, London Branch

Barclays Capital Inc.

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

CastleOak Securities, L.P.

Commonwealth Bank of Australia

Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

Intesa Sanpaolo S.p.A.

Loop Capital Markets LLC

Mashreqbank psc

MFR Securities, Inc.

Mizuho Securities USA LLC

MUFG Securities Americas Inc.

nabSecurities, LLC

NatWest Markets Securities Inc.

Nomura Securities International, Inc.

Oversea-Chinese Banking Corporation Limited

PNC Capital Markets LLC

R. Seelaus & Co., LLC

RBC Capital Markets, LLC

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

UBS Securities LLC

UniCredit Capital Markets LLC

CITIGROUP INC.

$2,500,000,000

4.910% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2033

Junior Co-Managers:

ABN AMRO Securities (USA) LLC

ANZ Securities, Inc.

Banco de Sabadell, S.A.

Blaylock Van, LLC

BNP Paribas Securities Corp.

BNY Mellon Capital Markets, LLC

C.L. King & Associates, Inc.

Cabrera Capital Markets LLC

CIBC World Markets Corp.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Credit Suisse Securities (USA) LLC

Desjardins Securities Inc.

Emirates NBD Bank PJSC

Erste Group Bank AG

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Independence Point Securities LLC

ING Financial Markets LLC

KeyBanc Capital Markets Inc.

National Bank of Canada Financial Inc.

Natixis Securities Americas LLC

Nordea Bank Abp

Penserra Securities LLC

Rabo Securities USA, Inc.

RB International Markets (USA) LLC

Regions Securities LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Skandinaviska Enskilda Banken AB (publ)

Standard Chartered Bank

Swedbank AB (publ)

Telsey Advisory Group LLC

Tigress Financial Partners, LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Westpac Capital Markets LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-255302. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.